Exhibit 9

LIMITED LIABILITY COMPANY AGREEMENT

OF

DEERFIELD/RAB VENTURES, LLC

This Limited Liability Company Agreement (this “Agreement”) of Deerfield/RAB Ventures, LLC, a Delaware limited liability company (“the “Company”), is entered into and made effective as of February 15, 2018, by and among the members of the Company set forth on Schedule I attached hereto (individually, a “Member” and, collectively, the “Members”).

The Members hereby adopt the following as the Company’s “limited liability company agreement” (as such phrase is used in the Delaware Limited Liability Company Act, 6 Del. Code § 18-101 et. seq. (as amended from time to time, the “DLLC Act”)) and, intending to be legally bound, agree as follows:

ARTICLE I

FORMATION; GENERAL PROVISIONS

1.1.                            Formation; Indemnification of Organizer.

(a)  The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware, and the Company thus has been formed as a limited liability company subject to the provisions of the DLLC Act.

(b)  The Members hereby (i) confirm that the person who signed the Company’s Certificate of Formation as filed with the Secretary of State of the State of Delaware (the “Organizer”) is an “authorized person” (as such phrase is used in the DLLC Act) for the purposes of signing and so filing the Company’s Certificate of Formation and (ii) agree to indemnify the Organizer for, and to hold the Organizer harmless from and against, all costs, expenses, claims, damages, liabilities, losses, and threatened, pending and completed actions, suits and proceedings (whether civil, criminal, administrative or investigative) incurred or suffered by or brought against the Organizer based upon, or arising out of or in connection with, any act taken by the Organizer in connection with forming the Company, including without limitation all fees and expenses incurred by the Organizer in connection with causing the Company’s Certificate of Formation to be filed in the office of the Secretary of State of the State of Delaware, all court costs, attorneys’ fees and other costs relating in any way to the Organizer’s defense and/or settlement of any such claim, action, suit or proceeding, and all judgments rendered against the Organizer in connection with any such claim, action, suit or proceeding.

1.2.                            Name.  The name of the Company Deerfield/RAB Ventures, LLC.  The business of the Company may be conducted under such other names, if any, as the Board of Managers (as defined herein) may deem to be necessary or desirable.

1.3.                            Purpose.  The purpose of the Company is to engage in any and all other lawful acts and activities for which limited liability companies may be formed under the DLLC Act;  provided, however, that the Members intend that the Company at all times be treated as an “investment partnership” that engages only in activities described in Treasury Regulations Section 1.731-2(e)(3)(iii), including providing reasonable and customary services in assisting the formation, capitalization, expansion or offering of interests in a corporation in which the Company holds or acquires a significant equity interest.

1.4.                            Principal Office.  The principal office address of the Company shall be 780 Third Avenue, 37th Floor, New York, NY 10017 or such other address as the Board of Managers shall determine from time to time.

1.5.                            Registered Office; Registered Agent.  The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808 and the name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, or, in each case, such other address or agent as the Board of Managers shall determine and specify from time to time in an amendment to the Company’s Certificate of Formation filed in the office of the Secretary of State of the State of Delaware.

1.6.                            Term.  Subject to the occurrence of an event of dissolution as provided by this Agreement, the Company shall have perpetual existence.

1.7.                            Managers, Designees and Officers of the Company as “Authorized Persons”.  The Managers (as defined herein), all individuals and entities (if any) designated by the Board of Managers from time to time as such “authorized persons”, and the officers, if any, of the Company, hereby are each designated an “authorized person” (as such phrase is used in the DLLC Act) to execute, deliver and file any amendments and restatements of the Company’s Certificate of Formation and any other certificates and other documents and instruments necessary or desirable in order for the Company to comply with the laws of the State of Delaware or to qualify to do business in any jurisdiction in which the Board of Managers or an appropriate officer of the Company shall deem it desirable for the Company to conduct business or, whenever the Board of Managers or an appropriate officer of the Company shall deem it appropriate for the Company to cease doing business in any such jurisdiction and withdraw therefrom, to revoke any related appointments of agents or attorneys for service of process or surrender such qualification or authority to do business in such jurisdiction.

ARTICLE II

MANAGEMENT

2.1.                            Management by Board of Managers.  Management of the Company shall be vested in a group of individuals, which group is referred to in this Agreement as the “Board of Managers”; each member of the Board of Managers is referred to in this Agreement as a “Manager”.  The Board of Managers hereby is vested with the powers and authority of a “manager” as defined in the DLLC Act.  To the extent permitted by applicable law, the Board of Managers shall be authorized to act on behalf of and to bind the Company in all respects, without any further consent, vote or approval by the Members, except to the extent expressly provided otherwise below in this Section 2.1.  The Members shall have no authority to bind the Company.  The powers of the Board of Managers include, but are not limited to, the authority to:

(a) negotiate, complete, execute and deliver, and to delegate to officers of the Company or others the authority to negotiate, complete, execute and deliver, any and all agreements, deeds, instruments, receipts, certificates and other documents in the name and on behalf of the Company as the Board of Managers shall consider necessary or advisable in connection with the management or business of the Company; provided, however, that in the absence of any action by the Board of Managers to the contrary, the signatures of all Managers shall be necessary (and sufficient) to constitute an execution of such agreement, deed, instrument, receipt, certificate or other document in the name and on behalf of and be binding upon the Company; and

(b) employ, at the Company’s expense, such agents or third parties in connection with the management or operation of the business of the Company as the Board of Managers shall deem appropriate;

The Members agree that (i) all determinations, decisions and actions made or taken by the Board of Managers shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives and (ii) persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board of Managers.

2.2                                           Composition and Rules of the Board of Managers.

(a)                                 Composition of Board of Managers.  The Board of Managers shall consist of such number of Managers as the Members or the Board of Managers shall determine from time to time.  Until such number is changed by the Members or the Board of Managers, the Board of Managers shall consist of two (2) Managers, one of whom shall be designated by RAB Ventures (DFB) LLC (the “RAB Designee”) and one of whom shall be designated by Deerfield Private Design Fund IV, L.P. (the “Deerfield Designee”).

(b)                                 Designation of Initial Managers; Term of Managers; Removal and Replacement of Managers.

i.                                          Initial Managers.  The initial RAB Designee is Richard Barasch and the initial Deerfield Designee is Steven Hochberg.

ii.                                       Term; Resignation.  Each Manager, and each successor or additional Manager, shall serve in such capacity until such Manager is replaced or removed in accordance with the terms of this Agreement or until his or her earlier resignation or death.  Any Manager may resign his or her position as a Manager by delivering a written resignation to the Board of Managers in care of the Company at its then principal office address or, if there be one, the Secretary of the Company; any such resignation shall be effective on the later of the effective date, if any, specified in such resignation and the date such resignation is received by the Board of Managers at the then principal office address of the Company or by the Secretary of the Company, and unless the resignation expressly states otherwise, action by the Board of Managers or Members formally accepting the resignation shall not be required in order for the resignation to become effective.

iii.                                    Removal and Replacement of Managers.  Any Manager may be removed at any time by action of Members holding at least two thirds (2/3) of all of the outstanding Percentage Interests (as defined herein) (a “Majority in Interest”). In addition, the RAB Designee may be removed at any time by action of RAB Ventures (DFB) LLC, and the Deerfield Designee may be removed at any time by action of Deerfield Private Design Fund IV, L.P.. In the event that a vacancy is created at any time by the resignation, death, disability, retirement or removal of either the RAB Designee or the Deerfield Designee, such vacancy created thereby shall be filled with a replacement Manager designated by RAB Ventures (DFB) LLC (in the case of the RAB Designee) or Deerfield Private Design Fund IV, L.P. (in the case of the Deerfield Designee).

(c)                                  Meetings of the Board of Managers; Notice of Meetings; Waiver of Notice.

i.                                          The Board of Managers may hold meetings within or outside the State of Delaware.

ii.                                       Meetings of the Board of Managers may be called by any Manager by notice given to each other Manager (A) by first class or express mail at least five (5) days before the meeting, or (B) by overnight courier service, facsimile transmission, email or other electronic transmission, or personal delivery, in each case at least one (1) business day before the meeting.  Notices shall be deemed to have been given:  if given by mail, when deposited in the United States mail with first-class or express mail postage prepaid; if given by courier service, when deposited with a courier service for overnight delivery with charges therefor prepaid or duly provided for; if given by facsimile transmission, email or other electronic transmission, at the time of sending; and if given by personal delivery, at the time of delivery.  Notices given by personal delivery may be in writing or oral.  Written notices shall be sent to a Manager at the postal address, facsimile number, email address or address for other electronic transmission, designated by him or her for that purpose or, if none has been so designated, at his or her last known residence or business address, facsimile number, email address or address for other electronic transmission.  For purposes of this Subsection (ii), business days shall be determined on the basis of the time and generally accepted calendar of holidays at the place where the meeting to which the notice pertains is scheduled to be held.  Except to the extent required by applicable law, no notice of any meeting of the Board of Managers need state the purposes of the meeting.

iii.                                    No notice of a meeting of the Board of Managers need be given to any Manager who signs a written waiver thereof (whether before, during or after the meeting) or who attends the meeting without protesting, prior to or at the commencement of the meeting, the lack of notice of the meeting to such Manager.

(d)                                 Quorum; Acts of the Board of Managers; Adjournments.  At all meetings of the Board of Managers, both Managers in office shall be required to constitute a quorum for the transaction of business.  Except as otherwise specifically provided in any other provision of this Agreement, the act of both of the Managers, acting together, present at any meeting of the Board of Managers at which a quorum is present shall constitute the act of the Board of Managers.  If a quorum shall not be present at any meeting of the Board of Managers, the Managers present at the meeting, though less than a quorum, may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

(e)                                  Attendance by Telephone.  Managers may participate in meetings of the Board of Managers by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all the participants in the meeting are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the principal office of the Company.

(f)                                   Action by Written Consent in Lieu of Meeting.  Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting and without prior notice if written consents setting forth the action so taken are executed by all of the Managers in office and filed with the minutes of the proceedings of the Board of Managers.

(g)                                  The Managers, in performance of their duties as such, shall not owe to the Company and the Members fiduciary duties of the type owed by the directors of a corporation to such corporation and its stockholders under the laws of the State of Delaware.  The Managers need not devote their full time and attention to the Company’s business and affairs. Notwithstanding any provision to the contrary elsewhere in this Agreement, and subject to applicable Law, (a) no Officer or Manager shall be liable to the Company or any Member for actions taken by the Board, any Manager, or any of their Affiliates, in reliance upon the provisions of this Agreement, (b) each Manager and each Officer is expressly permitted to serve as a manager, director or member representative of any other entity, including other entities in the same or similar industries as the Company, (c) each Manager may take the interests of its employer into account in acting as a Manager under this Agreement, and (d) (i) the duties (fiduciary or otherwise) of each Manager are intended to be only those expressly set forth in this Agreement and under applicable Law, (ii) the duties (fiduciary or otherwise) of each Officer are intended to be only those expressly set forth in this Agreement and any agreement between such Officer and the

Company (whether consulting, employment, or otherwise) and under applicable Law and (iii) no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this agreement.

2.3.                            Responsibility for Filings.  The Board of Managers shall be responsible for filing, or causing to be filed, all regulatory, tax and other reports, returns and other filings that the Company is required to file.

2.4.                            Officers.

(a)                                 Officers Permitted.  The Board of Managers may appoint and remove such officers of the Company, and may delegate to such officers such powers and authority otherwise vested in the Board of Managers, as the Board of Managers shall deem advisable; provided, however, that any such power or authority of the Board of Managers delegated to any officer of the Company shall remain concurrently vested in and exercisable by the Board of Managers also.  Unless otherwise set out in this Agreement or the Board of Managers specifies otherwise in writing, if the Board of Managers assigns to an officer of the Company a title that is a title commonly used for an office of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the Company the authorities and duties that customarily are associated with that office of such a business corporation.

(b)                                 Signatory Authority of Officers.  Except as otherwise set out in this Agreement or when and to the extent the Board of Managers shall have provided otherwise in writing, the officers of the Company shall have the power and authority to execute and deliver instruments and other documents in the name and on behalf of the Company, and the execution and delivery in the name and on behalf of the Company of any instrument or other document by any two officers of the Company shall be necessary and sufficient to bind the Company with respect to such instrument or other document.

(c)                                  Officers.  Subject to the right of the Board of Managers from time to time to remove any officer of the Company and to delegate to and limit the powers and authority of any officer of the Company.

2.5.                            Managers as Agents.  To the extent of their powers as provided in or pursuant to this Agreement, the Managers of the Company are agents of the Company for the purpose of the Company’s business, and the actions of the Managers taken in accordance with such powers shall bind the Company.  No Manager acting alone may bind the Company, however, the last sentence of Section 402 of the DLLC Act notwithstanding.

ARTICLE III

MEMBERS; CONTRIBUTIONS TO CAPITAL;

CAPITAL ACCOUNTS; DISTRIBUTIONS

3.1.                            Members.  The Members listed on Schedule I attached hereto shall constitute the Members as of the date of this Agreement.

3.2.                            Additional Members.  One or more additional members may be admitted to the Company from time to time, on such terms as a Majority in Interest of the Members shall agree, by executing a copy of this Agreement or a joinder in the form attached hereto.  Upon and by becoming a member of the Company, such additional Member agrees to, and agrees to be bound by, the terms and provisions of this Agreement.  Upon admission of a member to the Company, Schedule I to this Agreement shall be amended to (a) include the name, address and Percentage Interest of such new Member in the Company and (b) adjust the Percentage Interests of the other Members accordingly.

3.3.                            Capital Contributions.

(a)  As of the date of this Agreement, the Members have made the capital contributions to the Company set forth on Schedule I (the “Initial Capital Contributions”), and in consideration thereof have received such number of units representing membership interests in the Company (“Units”) as is set forth on Schedule I.

(b)  No less than one (1) day prior to the anticipated closing date of that certain proposed public offering (the “IPO”) of units of securities of DFB Healthcare Acquisitions Corp. (“DFBHC”), as contemplated by the Registration Statement on Form S-1 initially filed by DFBHC on December 29, 2017 (as subsequently amended, the “Registration Statement”), each Member shall contribute an additional Three Million Two Hundred and Fifty Thousand US Dollars ($3,250,000) to the Company (collectively, the “Effective Date Contribution”), and shall receive a like number of Units.  Schedule I shall be amended to reflect such contributions.  The Effective Date Contribution shall be used to fund the Company’s obligation to acquire Sponsor Warrants under that certain Warrant Purchase Agreement, dated as of February 15, 2018 (as described in the Registration Statement) (the “Warrant Purchase Agreement”).

(c)  In the event that the Company is (i) required to purchase Additional Sponsor Warrants (as such term is defined in the Warrant Purchase Agreement), or (ii) is afforded the opportunity to acquire additional securities of DFBHC in connection with the upsizing of DFBHC’s public offering beyond the amount contemplated by the over-allotment option set forth in that certain Underwriting Agreement, dated as of February 15, 2018 (such additional securities, together with Additional Sponsor Warrants, the “Additional Securities”) then, no less than three (3) days prior to the closing of any such purchase, Deerfield Private Design Fund IV, L.P. (“Deerfield”) shall contribute to the Company an amount equal to the purchase price of such Additional Securities, and shall receive a like number of Units. Schedule I shall be amended to reflect such contribution. The amounts of Deerfield’s contributions under this Section 3.3(c) shall be used to fund the acquisition of the Additional Securities.

(d)  In addition to the contributions contemplated by Sections 3.3(b) and 3.3(c), the Members may make such additional capital contributions to the Company as may be mutually agreed by the applicable Member and the Board of Managers. Schedule I to this Agreement shall be amended to reflect any such additional capital contributions made by the Members from time to time.

(e)  In the event that a Member fails to make a capital contribution required by this Section 3.3, then (i) each non-defaulting Member shall have the right (but not the obligation) to make all or any portion of such defaulting Member’s capital contribution and be issued a like number of Units, and (ii) if such failure is not cured within ten (10) days after receipt of notice thereof from any non-defaulting Member, the defaulting Member’s designated Manager shall be removed from the Board of Managers and such Member shall no longer have the right to designate a Manager.

3.4.                            Percentage Interests.  Each Member shall have an interest in the Company expressed as a percentage of the whole (each a “Percentage Interest”), calculated as the number of Units held by such Member as a percentage of the total number of Units then outstanding.  Each Member’s Percentage Interest shall be as set forth on the then current Schedule I to this Agreement.

3.5.                            Capital Accounts.  A capital account for each Member shall be maintained on the books of the Company.  Such capital account shall be adjusted (a) to reflect the Member’s contributions to the capital of the Company and the Member’s shares of allocations and distributions and (b) to conform to any applicable regulations promulgated under the Code (as defined herein).

3.6.                            Distributions.  Distributions shall be made by the Company to the Members at the times (if any), and in the aggregate amounts, determined by the Board of Managers from time to time in the sole discretion of the Board of Managers, subject, however, to the limitations set forth in Section 607 of the DLLC Act (or any successor to such Section) and other applicable law.  All such distributions shall be made to the Members on a pro rata basis in accordance with each Member’s Percentage Interest. Notwithstanding the foregoing, each Member shall be entitled to direct the Board of Managers to cause the Company to distribute to such Member its pro rata share of the securities of DFBHC then owned by the Company, in redemption of such Member’s Units, in ratio to such Member’s Percentage Interest, subject to such Member executing such joinder(s) or other agreements as may be required pursuant to the terms of any agreements entered into by the Company in connection with the IPO.

3.7                               Duties of Members; Other Business.  This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members hereto or their respective Affiliates.  Further, the Members hereby waive any and all fiduciary duties that, absent such waiver, may be implied by Law, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement and the other agreements between the Parties entered into in connection herewith.  Each Member shall make itself available for consultation with all other Members, their representatives, and Officers of the Company on a reasonable and timely basis concerning all aspects of the business, affairs, operations and activities of the Company.  Except as otherwise provided in a separate written agreement between the Company and such Member, each Member may have other business interests and may engage and invest in other activities in addition to those relating to the Company and shall not incur any liability to the Company or to any other Member as a result of engaging or investing in any such other business, activity or venture not prohibited hereunder.  Except as otherwise expressly provided in this Agreement or pursuant to the instruction or direction of the Board, no Member shall have (or purport to exercise) any authority by virtue of having the status of a Member, to bind or act for, or to assume any obligations or responsibility on behalf of, the Company.  Notwithstanding anything to the contrary in this Agreement, each of the Members renounces any interest or expectancy of the Company, or in being offered an opportunity to participate in, or in being informed about, any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any Manager who is not an employee, consultant or service provider (other than as a Manager) of the Company or (ii) Deerfield or any Affiliate, partner, member, manager, director, equityholder, employee, agent, representative or other related person of Deerfield.  The Company hereby agrees that the Members do not owe the Company a duty to refrain from trading securities in the public markets based solely on a Member’s access to or possession of Company confidential information.

ARTICLE IV

ACCOUNTING AND TAX MATTERS

4.1.                            Books of Account.  At all times during the existence of the Company, the Company shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with generally accepted accounting principles and the accounting methods followed for U.S. federal income tax purposes, in which books shall be entered particulars of all monies, goods and effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the Company’s business, and of all such other transactions, matters and things relating to the business of the Company as are usually entered in books of account kept by persons engaged in a business of a kind and character similar to the business of the Company.  In addition, the Company also shall keep and maintain all records as required to be kept pursuant to the DLLC Act.  The books and records of account of the Company shall be kept at the principal office of the Company, and the Members shall at all reasonable times have access to such books and records and the right to inspect the same.

4.2                               Fiscal Year.  The fiscal year of the Company shall end on December 31 of each year, unless a different fiscal year shall be required by the Internal Revenue Code of 1986, as amended from time to time (the “Code”), or the Board of Managers shall change the fiscal year of the Company.

4.3.                            Tax Elections and Returns, Etc.  Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company under any applicable tax law shall be made by the Board of Managers in its sole discretion.  In furtherance and not limitation of the provisions of Section 2.3 of this Agreement, it is hereby confirmed that the Board of Managers is responsible for preparing and filing, or causing to be prepared and filed, all tax reports, returns and other filings that the Company is required to prepare and file.

4.4.                            Allocations.  Items of income, gain, loss, and deduction will be allocated in such a manner to reflect the economic arrangements of the parties.

ARTICLE V

DISSOLUTION, LIQUIDATION, WINDING UP AND TERMINATION

5.1.                            Dissolution.  The Company shall be dissolved upon the first to occur of the following:  (a) the election by the Board of Managers that the Company be dissolved; (b) the agreement of a Majority in Interest of the Members that the Company be dissolved; (c) any event that makes it unlawful for the Company to carry on its business; and (d) any other event causing the dissolution of the Company under the DLLC Act (including, but not limited to, the entry of a decree of judicial dissolution under Section 802 of the DLLC Act).

5.2.                            Winding Up and Liquidation.  Except as otherwise provided in this Agreement, upon dissolution of the Company the Board of Managers shall act as the liquidator (the “Liquidator”) and, as such, shall wind up the affairs of the Company and distribute the assets of the Company in accordance with the DLLC Act and Section 3.6 of this Agreement.

5.3.                            Documentation of Dissolution and Termination.  Upon the dissolution of the Company, the Liquidator shall execute and file all appropriate certificates and amendments to the Company’s Certificate of Formation as required under the DLLC Act and shall execute, deliver, file and record such other certificates, instruments and other documents as it shall deem necessary or appropriate in the State of Delaware or any other jurisdiction.  Upon completion of the winding up of the Company (including, but not limited to, the application or distribution of all assets of the Company pursuant to Section 5.2 of this Agreement), the Company shall be terminated and the Liquidator shall execute and file a certificate of cancellation in accordance with Section 203 of the DLLC Act.

ARTICLE VI

TRANSFERS OF INTERESTS

6.1.                            Limitation on Transferability.  No Member has, nor shall any Member ever have, the right to sell, assign, pledge, transfer or (other than by dissolution of the Company) otherwise dispose of all or any part of its interest in the Company, or to withdraw from the Company, without (a) the approval of a Majority in Interest of the Members, which approval must be in writing and may be withheld by any Member in its sole and absolute discretion (except in the case of a proposed transfer to an affiliate of a Member, in which case the approval of a Majority in Interest of the Members shall not be unreasonably withheld), and (b) in the case of any purported sale, assignment, pledge, transfer or other disposition of any interest in the Company, such sale, assignment, pledge, transfer or other distribution being made in accordance with and not in violation of the Securities Act of 1933, as amended, and all applicable securities and “blue sky” laws of all applicable jurisdictions.  Any purported sale, assignment, pledge, transfer or other disposition of all or any part of an interest in the Company, or purported withdrawal from the Company, without the approval of a Majority in Interest of the Members (other than a disposition by dissolution of the Company), or without compliance with the Securities Act of 1933, as amended, and all applicable securities and “blue sky” laws of all applicable jurisdictions, shall be null and void and of no force or effect.

6.2.                            Conditions to Admission of Transferee as Member.  No transferee of all or any portion of any Member’s interest in the Company shall be admitted as a substitute or additional member of the Company unless (i) such transfer is in full compliance with the provisions of this Agreement (including, but not limited to, Section 6.1 of this Agreement) and (ii) such transferee shall have executed and delivered to the Company such instruments as the Board of Managers reasonably deems necessary or desirable to effectuate the admission of such transferee as a Member of the Company and to confirm the agreement of such transferee to be bound by all the terms, conditions and provisions of this Agreement, including a joinder in the form attached hereto.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION

7.1                               Limited Liability as Member, Manager or Officer.  Except to the extent expressly provided otherwise in the DLLC Act, no Member, no Manager and no officer of the Company shall have any liability for the debts, obligations or liabilities of the Company by reason of being or having been a Member, Manager or officer of the Company.  Except as expressly provided otherwise in the DLLC Act, the liability of any Member in connection with the Company shall be limited to the amount of capital contributions, if any, required to be made by such Member to the Company in accordance with this Agreement, and then only to the extent that such capital contributions shall have become due pursuant to this Agreement.

7.2.                            Limited Liability to Members or the Company.  No Member, no affiliate of any Member, no Manager, and no member, partner, manager, director, trustee, officer, employee, representative or agent of the Company or of any Member or affiliate of any Member, shall be liable, responsible or accountable in damages or otherwise to the Company or any Member, or any other person or entity who has an interest in or claim against the Company or the Members, for (a) any act or omission on behalf of the Company within the scope of the authority conferred on such entity or person by or pursuant to this Agreement or by law or (b) any act or omission that was consented to or approved by the Board of Managers or any Member, unless, in any case referred to in either clause (a) or clause (b) of this Section, such act or omission was (i) an act or omission of gross negligence, willful misconduct or bad faith, related to the Company, (ii) a breach of this Agreement in a material respect, (iii) in connection with a transaction from which such Member, affiliate, Manager, member, partner, manager, director, trustee, officer, employee, representative or other agent derived an improper personal benefit or (iv) a criminal act and, in the case of an act or omission referred to in this clause (iv), such entity or person had reasonable cause at the time of such act or omission to believe such act or omission was unlawful.

7.3                               Waiver of Duties.  Notwithstanding anything to the contrary contained in this Agreement, to the fullest extent permitted by applicable law (including, without limitation, Section 18-1101 of the DLLC Act), the Members expressly agree that no Member (including any officer, director, partner, principal, employee, agent or other affiliate of any Member), Manager or officer of the Company shall have any duties (including, without limitation, fiduciary duties) to the Company, any Member or any other person or entity or group of persons or entities that is a beneficiary of or otherwise bound by this

Agreement; provided that the foregoing shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

7.4.                            Indemnification.  Except as set forth in any other agreement entered into between the Company and a Member, no Member, Manager or Officer shall be liable, in damages or otherwise, to the Company or any Member for any act or omission performed or omitted to be performed by such Person pursuant to the authority expressly granted by this Agreement, except if such act or omission results from such Person’s own bad faith, fraud, or willful misconduct. To the fullest extent permitted by the law of the State of Delaware, the Company shall: (a) indemnify any person or entity, and such person’s or entity’s heirs, distributees, next of kin, successors, appointees, executors, administrators, personal representatives and assigns (each such person or entity, and each of his, her or its heirs, distributees, next of kin, successors, appointees, executors, administrators, personal representatives and assigns, an “Indemnified Party”), who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, any action by or in the right of the Company) (any “Claim”) based upon or arising out of or in connection with such person or entity being or having been a Member, Manager, officer, employee, representative or agent of the Company, or is serving or has served at the request of the Company or the Board of Managers as a stockholder, member, partner, manager, director, trustee, officer, employee, representative or agent of another corporation, limited liability company, partnership, joint venture, trust, benefit plan, association or other enterprise, domestic or foreign, against, and hold each Indemnified Party harmless from, all expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses (all “Losses”) actually and reasonably incurred or suffered by such Indemnified Party in connection with any such Claim, except to the extent such Losses are determined by a court of competent jurisdiction to have arisen as a result of the Indemnified Person (or his, her or its predecessor in interest) having acted (or failed to act) with gross negligence, willful misconduct or bad faith or having derived an improper personal benefit or having committed a criminal act with reasonable cause at the time of such criminal act to believe that it was unlawful; and (b) upon receiving an undertaking by or on behalf of the Indemnified Person to repay such advances if it ultimately shall be determined that such Indemnified Person is not entitled to be indemnified by the Company, advance expenses incurred by any Indemnified Party in connection with defending against any Claim.

ARTICLE VIII

MISCELLANEOUS

8.1.                            Notices.  All notices and other communications required or permitted to be given to any Member pursuant to, or otherwise given to any Member in connection with, this Agreement (a) shall be in writing, (b) may be given by personal delivery, telecopy transmission, email, commercial courier or United States mail and (c) shall be deemed given when delivered in person, upon receipt if given by telecopy transmission or email, the first business day (in the jurisdiction where the notice or communication is to be received) after such notice or other communication is delivered to a commercial courier for overnight delivery with fees therefor prepaid or duly provided for, or five days after being deposited with the United States postal service with first-class postage prepaid, in each case addressed to the party to which such notice or other communication is to be given at such party’s address set forth in the then current Schedule I to this Agreement or such other telecopier number, email address or courier or postal address as such party shall have specified by a notice in writing given in accordance with this Section.  For purposes of this Section 8.1, “business day” means any day other than Saturdays, Sundays and days on which banks are permitted to be closed under the laws of the jurisdiction where the notice or other communication is to be received.

8.2.                            Amendments.  This Agreement may be amended only by a written instrument executed by all the Members.

8.3.                            Binding Effect.  This Agreement shall be binding upon and inure to the benefit of each Member and his, her or its heirs, distributees, next of kin, successors, appointees, executors, administrators, legal representatives and permitted assigns.

8.4.                            Governing Law; Interpretation.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its conflict of laws rules.  The Members intend that the provisions of the DLLC Act shall control with respect to any matter not set forth or otherwise provided for in this Agreement.  The headings in this Agreement are inserted for convenience of reference only and do not, and shall not be deemed or used to, construe or interpret any provision of this Agreement.  The language in this Agreement shall in all cases be construed simply according to the fair meaning thereof and shall not be construed against any party because that party or its counsel drafted such language.

8.5.                            Severability.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held by a court of competent jurisdiction to be invalid or unenforceable in any respect, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect, and the application of such provision to persons or circumstances other than those to which it shall have been held invalid or unenforceable by such court shall not be affected thereby.

8.6.                            Securities Laws Restrictions.  The interests in the Company described in this Agreement have not been registered under the Securities Act of 1933, as amended, or under the securities or “blue sky” laws of the State of Delaware or any other jurisdiction.  Any such interest in the Company therefore may not be sold, transferred, assigned, pledged, hypothecated or otherwise disposed of, except in accordance with the provisions of such Act and laws and this Agreement.  By becoming a Member, whether by executing this Agreement or otherwise as contemplated by Section 3.2 or Article VI of this Agreement, the Member represents and acknowledges that he, she or it is acquiring his, her or its interest in the Company for investment purposes only and without a view to the distribution of such interest or any part thereof.

8.7.                            Entire Agreement.  This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized directors, officers or managers, effective as of the date and year first above written.

RAB VENTURES (DFB) LLC

By	/s/ Richard Barasch
Name:	Richard Barasch
Title:	Manager

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:	Deerfield Mgmt IV, L.P.
General Partner

By:	J.E. Flynn Capital IV, LLC
General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD/RAB VENTURES, LLC
LIMITED LIABILITY COMPANY AGREEMENT

JOINDER

The undersigned hereby agrees to become a party to that certain Limited Liability Company Agreement of Deerfield/RAB Ventures, LLC, a Delaware limited liability company, dated as of February   , 2018, as may be amended from time to time (the “LLC Agreement”), and shall accept and be subject to, and comply with the terms, conditions and provisions of the LLC Agreement as a “Member” thereunder, and shall be entitled to the rights and benefits and subject to the duties and obligations of a Member thereunder.

Number of Units in Deerfield/RAB Ventures, LLC

Dated:
[NAME OF MEMBER]

By:
Name:
Title:

SCHEDULE I

to

Limited Liability Company Agreement

of

DEERFIELD/RAB VENTURES, LLC

Effective February   , 2018

MEMBERS	ADDRESS FOR NOTICES	INITIAL CAPITAL CONTRIBUTION	NO. OF UNITS	PERCENTAGE INTEREST
RAB Ventures (DFB) LLC		$12,500	12,500	50.0%
Deerfield Private Design Fund IV, L.P.		$12,500	12,500	50.0%